Exhibit 3.1

ARTICLES OF INCORPORATION

OF

UNITED COMMUNITY FINANCIAL CORP.

(reflecting amendments through April 29, 2016)

[For purposes of SEC reporting compliance only]

FIRST:The name of the corporation shall be United Community Financial Corp.

SECOND:The place in Ohio where the principal office of the corporation is to be located is the City of Youngstown, County of Mahoning.

THIRD:The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Section 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

FOURTH:The authorized shares of the corporation shall be Five Hundred Million (500,000,000), Four Hundred Ninety Nine Million (499,000,000) of which shall be common shares, each without par value, and One Million (1,000,000) of which shall be preferred shares, each without par value.  The directors of the corporation may adopt an amendment to the Articles of Incorporation in respect of any unissued or treasury shares of any class and thereby fix or change:  the division of such shares into series and the designation and authorized number of each series; the dividend rate; the dates of payment of dividends and the dates from which they are cumulative; the liquidation price, the redemption rights and price; the sinking fund requirements; the conversion rights; and the restrictions on the issuance of share of any class or series.

PART B

CERTIFICATE OF DESIGNATIONS OF

MANDATORILY CONVERTIBLE, NON-CUMULATIVE

PREFERRED STOCK, SERIES A

Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of United Community Financial Corp., a Company  organized and existing under the laws of the State of Ohio (the “Company”), a series of preferred stock designated as the “Mandatorily Convertible Non-Cumulative Preferred Stock, Series A” (the “Series A Preferred Stock”). The number of shares constituting such series shall be 7,942. The Series A Preferred Stock shall have no par value.

Section 2. Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) on a parity with each other class or series of equity securities of the Company, if any, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Parity Securities”), and (ii) senior to the Company’s common stock, no par value (the “Common Stock”), and each other class or series of capital stock outstanding or established after the Effective Date by the Company the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, winding-up and dissolution of the Company (collectively referred to as “Junior Securities”). The Company has the right to authorize and/or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders;  provided,  however, that for as long as the Approval Date has not occurred and the Series A Preferred Stock remains outstanding, no preferred stock of the Company that would rank senior to the Series A Preferred Stock may be issued without, in each case, the express approval of the Holders of at least a majority of the issued and outstanding Series A Preferred Stock.

Section 3. Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a)“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(b)“Applicable Conversion Price” means the Conversion Price in effect at any given time.

(c)“Approval Date” means, with respect to the shares of Series A Preferred Stock of any Holder, the day that is the fifth Business Day after the day on which the Company shall have obtained shareholder approval in the manner required by the NASDAQ Listing Standards for the Shareholder Proposal.

(d)“Articles of Incorporation ” means the Articles of Incorporation  of the Company, as they may be amended from time to time.

(e)“Base Price” means $2,750.00.

(f)“Base Value” means the product of (x) the Base Price and (y) 50.

(g)“Board of Directors” means the board of directors of the Company.

(h)“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in the State of Ohio are generally required or authorized by law to be closed.

(i)“Certificate of Designation” means this Certificate of Designation to designate the terms of Mandatorily Convertible Non-Cumulative Participating Preferred Stock, Series A, of United Community Financial Corp., dated March 8, 2013.

(j)“Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported on the OTC Bulletin Board or by Pink Sheets LLC or similar organization, or, if that bid price is not available, the fair market value of a share of Common Stock (or other relevant capital stock or equity interest) as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Holder, the fees and expenses of which shall be paid by the Company.

(k)“Code of Regulations” means the Amended and Restated Code of Regulations of the Company, as they may be amended from time to time.

If a Reorganization Event has occurred and (1) the Exchange Property consists only of shares of common stock, the “Closing Price” shall be based on the closing sale price per share of such common stock; (2) the Exchange Property consists only of cash, the “Closing Price” shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the “Closing Price” shall be based on the sum, as applicable, of (x) the closing sale price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by the Board of Directors, acting in good faith, from time to time) of any other securities or property paid to the holders of the Common Stock in connection with the Reorganization Event.

(l)“Common Stock” has the meaning set forth in Section 2.

(m)“Company” means United Community Financial Corp., an Ohio Corporation.

(n)“Company Common Stock” has the meaning set forth in Section 2.

(o)“Conversion Date” means a Mandatory Conversion Date or a Reorganization Conversion Date.

(p)“Conversion Price” means for each share of Series A Preferred Stock, the Base Price, subject to adjustment as set forth herein.

(q)“Dividend Payment Date” has the meaning set forth in Section 4(a).

(r)“Dividend Period” has the meaning set forth in Section 4(a).

(s)“Effective Date” means the date on which shares of the Series A Preferred Stock are first issued.

(t)“Exchange Property” has the meaning set forth in Section 10(a).

(u)“Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

(v)“Junior Securities” has the meaning set forth in Section 2.

(w)“Liquidation Preference” means, as to the Series A Preferred Stock, $2,750 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock).

(x)“Mandatory Conversion Date” means, with respect to shares of Series A Preferred Stock of any Holder, the Approval Date.

(y)“Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(z)“Original Issue Date” means the date on which shares of Series A Preferred Stock are first issued.

(aa)“Ownership Limit” means 9.9% of any class of Voting Securities of the Company outstanding at the time of determination. Any calculation of a Holder’s percentage ownership of the outstanding Voting Securities of the Company for purposes of this definition shall be made in accordance with the relevant provisions of Regulation Y of the Board of Governors of the Federal Reserve System.

(bb)“Parity Securities” has the meaning set forth in Section 2.

(cc)“Permitted Rights Offering” shall mean an offering of Common Stock pursuant to subscription rights distributed pro rata to the existing holders of record of Common Stock as of the Business Day immediately prior to the Effective Date at a price per share of Common Stock of $2.75, and the associated declaration, issuance and exercise of the subscription rights with respect to such offering and shares of Common Stock issuable in connection with the exercise of any such rights;  provided  that the Company will use its reasonable best efforts to ensure that such rights offering, including exercise of such right, is completed as soon as practicable following the Effective Date taking into account restrictions under applicable securities laws.

(dd)“Regulatory Approvals” means, as to any Holder, to the extent applicable and required to permit such Holder to convert such Holder’s shares of Series A Preferred Stock into Common Stock and to own such Common Stock without such Holder being in violation of applicable law, rule or regulation, the receipt or making of approvals and authorizations of, filings and registrations with, notifications to, or determinations by any U.S. federal, state or foreign governmental authority or self-regulatory organization, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(ee)“Reorganization Conversion Date” means, with respect to the shares of Series A Preferred Stock of any Holder, the date of the consummation of a Reorganization Event or, if later, the first date on which all Regulatory Approvals with respect to the conversion of such shares shall have been obtained or made.

(ff)“Reorganization Event” has the meaning set forth in Section 10(a).

(gg)“Series A Preferred Stock” has the meaning set forth in Section 1.

(hh)“Shareholder Proposal” means the shareholder proposal to approve the Conversion of the Series A Preferred Stock into shares of Common Stock as required by the NASDAQ Listing Standards.

(ii)“Voting Securities” means, at any time, shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.

Section 4. Dividends.  Until June 30, 2013, the Series A Preferred Stock will not be entitled to any dividends.  Beginning on June 30, 2013 and on every December 31 and June 30 thereafter, the Company shall pay a dividend at an annual rate of 12.0% provided, however, that the Company shall not be required to pay any dividend unless it has first received any required approvals from the Board of Governors of the Federal Reserve Systems, the FDIC and the Ohio Division of Financial Institutions.

Section 5. Liquidation.

(a)In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive, for each share of the Series A Preferred Stock, the sum of (i) liquidating distributions in an amount equal to the Liquidation Preference, plus any declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Company’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities and (ii) after all distributions have been made to Holders pursuant to clause (i) of this sentence, liquidating distributions, as determined by the Company (or the trustee or other Person or Persons administering its liquidation, dissolution or winding-up in accordance with applicable law) as of a date that is at least ten (10) Business Days before the first liquidating distribution is made on Series A Preferred Stock, that would be made on the number of shares of Common Stock equal to the Base Value divided by the Applicable Conversion Price as if all of the outstanding shares of Series A Preferred Stock had been converted into Common Stock on such date of determination, out of assets legally available for distribution to the Company’s shareholders, simultaneous with any distribution of assets made to the holders of the Common Stock. The Company shall notify each Holder of the amount it has calculated pursuant to this Section 5 by first-class mail, postage prepaid, addressed to the Holders at their respective last addresses appearing on the books of the Company. Such mailing shall be made not later than five Business Days before the first liquidating distribution is made on shares of Series A Preferred Stock.

(b)In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business will not constitute its liquidation, dissolution or winding-up.

Section 6. Maturity. The Series A Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designation.

Section 7. Redemptions.

(a)Optional Redemption.  The Series A Preferred Stock may be redeemed.  The Company, at its option, subject to receipt of all required consents and approvals, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price equal to $2,750 per share.

(b)No Sinking Fund.  The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.  Holders of Series A Preferred Stock will have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

(c)Notice of Redemption.  Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the Holders of the shares to be redeemed at their respective last addresses appearing on the books of the Company.  Such notice shall be given at least 10 days before the date fixed for redemption.  Any notice mailed as provided in this Section 7(c) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock.  Notwithstanding the foregoing, if shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility.  Each notice of redemption given to a Holder shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such Holder are to be redeemed, the number of such shares to be redeemed from such Holder; and (iii) the redemption price.

(d)Partial Redemption.  In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable.  Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

(e)Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest.  Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Company, after which time the holders of the shares so called for redemption shall look only to the Company for payment of the redemption price of such shares.

(f)Status of Redeemed Shares.  Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by the Company shall revert to authorized but unissued shares of Preferred Stock.

Section 8. Conversion.

(a)Effective as of the close of business on the Mandatory Conversion Date with respect to the shares of Series A Preferred Stock of a Holder, such Holder’s shares of Series A Preferred Stock shall automatically convert into shares of Common Stock as set forth below. Each share of Series A Preferred Stock shall be convertible into 1,000 shares of Common Stock (subject to the conversion procedures of Section 9 hereof).  Cash will be paid in lieu of fractional shares in accordance with Section 12 hereof.

(b)Notwithstanding anything herein to the contrary, in no event shall the Holder be entitled to receive shares of Common Stock upon any conversion of Series A Preferred Stock pursuant to this Section 8 or Section 10 to the extent (but only to the extent) that at such time the Holder does not have any required Regulatory Approvals or if such conversion would cause the Holder to exceed the Ownership Limit. If any delivery of shares of Common Stock owed to a Holder upon conversion of Series A Preferred Stock is not made, in whole or in part, as a result of the foregoing limitations, the Company’s obligation to make such delivery shall not be extinguished and the Company shall, at the option of the Holder, deliver such shares as promptly as practicable after such converting Holder gives notice to the Company that the requirements of this Section 8(b) are met.  Each Holder shall, promptly upon receipt of any required Regulatory Approval applicable to such Holder and proof that the Ownership Limit will not be exceeded, provide written notice to the Company of such receipt.

(c)If the Company declares a stock split of the Common Stock while the Series A Preferred Stock is outstanding, the conversion ratio for the conversion of Series A Preferred Stock into Common Stock will be proportionately adjusted.

Section 9. Conversion Procedures.

(a)Upon occurrence of the Mandatory Conversion Date with respect to shares of any Holder, the Company shall provide notice of such conversion to such Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i)the Mandatory Conversion Date applicable to such Holder; and

(ii)the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock held of record by such Holder and subject to such mandatory conversion.

(b)Effective immediately prior to the close of business on any Conversion Date with respect to any share of Series A Preferred Stock, dividends shall no longer be declared on any such converted share of Series A Preferred Stock and such share of Series A Preferred Stock shall cease to be outstanding.  Any declared and unpaid dividends on such share shall be cancelled and extinguished.

(c)No allowance or adjustment shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on any Conversion Date with respect to any share of Series A Preferred Stock. Prior to the close of business on the Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock (or other securities issuable upon conversion of such share of Series A Preferred Stock) shall not be deemed outstanding for any purpose, and the Holder of any such shares of Series A Preferred Stock shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series A Preferred Stock.

(d)Shares of Series A Preferred Stock duly converted in accordance with Section 8 or Section 10 of this Certificate of Designation will resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance. The Company may, from time to time, take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock;  provided,  however, that the Company shall not take any such action if such action would reduce the authorized number of shares of Series A Preferred Stock below the number of shares of Series A Preferred Stock then outstanding.

(e)The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the applicable Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

Section 10. Reorganization Events.

(a)In the event that, prior to the Mandatory Conversion Date with respect to the shares of Series A Preferred Stock of any Holder, there occurs:

(i)any consolidation, merger or other similar business combination of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(ii)any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person;

(iii)any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv)any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition); (any such event specified in this Section 10(a), a “Reorganization Event”) then, subject to Section 8, each share of such Holder’s Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but each Holder shall have the right, at its option, subject to the terms and provisions of this Section 10, to convert any or all of such Holder’s shares of Series A Preferred Stock, effective as of the close of business on the Reorganization Conversion Date (with the term “Regulatory Approval” applied for such purpose, as applicable, to the surviving entity in such Reorganization Event and its securities included in the Exchange Property (as defined below)), into the type and amount of securities, cash and other property receivable in such Reorganization Event by the Holder (other than a counterparty to the Reorganization Event or an Affiliate of such counterparty) in respect of each such share of Series A Preferred Stock equal to the number of shares of Common Stock into which one share of Series A Preferred Stock would then be convertible assuming that a Mandatory Conversion Date in respect of such shares of Series A Preferred Stock had occurred (such securities, cash and other property, the “Exchange Property”).

(b)The conversion right of a Holder of Series A Preferred Stock pursuant to this Section 10 shall be exercised by the Holder by the surrender of the certificates, if any, representing the shares to be converted to the Company or to the transfer agent for the Company, accompanied by a notice of reorganization conversion, no later than the tenth day following the date of delivery to each Holder of a notice from the Company of the expected consummation or the consummation of a Reorganization Event.

(i)Immediately prior to the close of business on the Reorganization Conversion Date, each converting Holder of Series A Preferred Stock shall be deemed to be the Holder of record of the number of shares of Common Stock deemed to be issuable upon conversion of such Holder’s Series A Preferred Stock in accordance with clause (i) or (ii) of Section 10(a), notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock, if any, shall not then be actually delivered to such Person.

(ii)Upon notice from the Company, each Holder of Series A Preferred Stock so converted shall promptly surrender to the Company or its transfer agent certificates, if any, representing the shares so converted (if not previously delivered), duly endorsed in blank or accompanied by proper instruments of transfer.

(c)In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in connection with any Reorganization Event, the Holders shall be entitled to the same right of election as holders of the shares of Common Stock with respect to the form of consideration to be received pursuant to this Section 10.

(d)The above provisions of this Section 10 shall similarly apply to successive Reorganization Events.

(e)The Company (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.

(f)The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 10.

Section 11. Voting Rights.

(a)Holders will not have any voting rights, including the right to elect any directors, except (i) voting rights, if any, required by law, and (ii) voting rights, if any, described in this Section 11

(b)So long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series A Preferred Stock at the time outstanding voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating, whether or not such approval is required by Ohio law:

(i)any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Articles of Incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking Senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company;

(ii)any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Articles of Incorporation (including this Certificate of Designation) or the Code of Regulations that would significantly and adversely alter or change the terms, rights, preferences or privileges of the Series A Preferred Stock; or

(iii)the consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Company with another entity; provided, however, that a Holder will have no right to vote under this provision or under Ohio law if such voting rights arise due to a Reorganization Event if (1) the Company shall have complied with Section 10(f) or (2) in each case (x) the Series A Preferred Stock remains outstanding or, in the case of any merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (y) such Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights (including, but not limited to, the right of conversion into common shares), preferences, privileges and voting powers that, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole immediately prior to the Reorganization Event, which rights shall include the right of the Holders to convert their shares of Series A Preferred Stock as if a Mandatory Conversion Date had already occurred;  provided further , that any increase in the amount of the authorized Preferred Stock or any securities convertible into Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of Preferred Stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding-up will not, in and of itself, be deemed to affect the voting powers, preferences or special rights of the Series A Preferred Stock and, notwithstanding any provision of Ohio law, Holders will have no right to vote solely by reason of such an increase, creation or issuance.

Each holder of Series A Preferred Stock will have one vote per share on any matter on which holders of Series A Preferred Stock are entitled to vote, including any action by written consent.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of Preferred Stock with like voting rights (including the Series A Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of Preferred Stock.

(c)Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series A Preferred Stock shall have been converted into shares of Common Stock.

Section 12. Fractional Shares.

(a)No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock.

(b)In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 8 hereof, the Company shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second trading day immediately preceding the Mandatory Conversion Date.

(c) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

Section 13. Reservation of Common Stock.

(a)The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Company, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designation, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Base Price.

(b)All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

Section 14. Repurchases of Junior Securities or Trust Preferred Securities. At any time prior to the Approval Date, for as long as the Series A Preferred Stock remains outstanding, the Company shall not redeem, purchase or acquire, directly or indirectly, any of its Junior Securities or trust preferred securities, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan, (ii) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities, and (iii) as a result of reclassification of Junior Securities for or into other Junior Securities.

Section 15. Miscellaneous.

(a)All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, to its office at United Community Financial Corp., 275 West Federal Street, Youngstown, Ohio 44503, Attention Chief Financial Officer and Treasurer with a copy to General Counsel and Secretary, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(c)No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

(d)The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

FIFTH:(A) The board of directors of the corporation shall have the power to cause the corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (i) shares of any class or series issued by it, (ii) any security or other obligation of the corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the Articles of Incorporation of the corporation, and (iii) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the Articles of Incorporation of the corporation.

(B)The corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the corporation.

(C)The authority granted in this Article Fifth shall not limit the plenary authority of the directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities or other obligations issued by the corporation or authorized by the Articles of Incorporation of the corporation.

SIXTH:Notwithstanding any provision of the Ohio Revised Code requiring for any purpose the vote, consent, waiver or release of the holders of shares of the corporation entitling them to exercise any proportion of the voting power of the corporation or of any class or classes thereof, such action, unless expressly otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise not less than a majority of the votes cast on such action.  For purposes of clarity, “abstentions,” “withheld” votes and “broker non-votes” shall not be counted as a vote cast with respect to such action.  Notwithstanding the forgoing, if the board of directors of the corporation shall recommend against the approval of any of the following matters, the affirmative vote of the holders of shares entitling them to exercise not less than eighty percent (80%) of the voting power of any class or classes of shares of the corporation which entitle the holders thereof to vote in respect of any such matter as a class shall be required to adopt:

(A)	A proposed amendment to the Articles of Incorporation of the corporation;
(B)	A proposed amendment to the Code of Regulations of the corporation;
(C)	A proposal to change the number of directors by action of the shareholders;
(D)	An agreement of merger or consolidation providing for the proposed merger or consolidation of the corporation with or into one or more other corporations;
(E)	A proposed combination or majority share acquisition involving the issuance of shares of the corporation and requiring shareholder approval;
(F)	A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of the corporation; or
(G)	A proposed dissolution of the corporation.

SEVENTH:No shareholder of the corporation shall have, as a matter of right, the pre-emptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such shares.

EIGHTH:No shareholder of the corporation shall have the right to vote cumulatively in the election of directors.